SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )
Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

Sonoco Products Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

SONOCO PRODUCTS COMPANY
1 NORTH SECOND STREET
HARTSVILLE, SOUTH CAROLINA 29550 USA
March 20, 2006
To Our Shareholders:
      You are cordially invited to attend our Annual Shareholders’ Meeting to be held at the Center Theater, 212 North Fifth Street, Hartsville, South Carolina, on Wednesday, April 19, 2006, at 11:00 a.m.
      We have enclosed a Notice of 2006 Annual Meeting of Shareholders and Proxy Statement that cover the details of matters to be presented at the meeting.
      In addition to acting on the matters listed in the Notice of Annual Meeting of Shareholders, we will discuss the Company’s progress, and you will be given an opportunity to ask questions of general interest to all shareholders.
      We have also enclosed a copy of our 2005 Annual Report, which reviews the Company’s past year’s events and discusses strategy and the outlook for the future (or we have delivered one copy of the Annual Report for all shareholders at your address).
      We hope that you will come to the 2006 Annual Meeting of Shareholders in person; however, even if you plan to attend, we strongly encourage you to complete the enclosed proxy card and return it to us in the enclosed business reply envelope. Or, you can vote by telephone (if you live in the United States or Canada) or via the Internet. Instructions are shown on your proxy card. If you are a shareholder of record and later find you can be present or if for any reason you desire to revoke your proxy, you can do so at any time before the voting. Your vote is important and will be greatly appreciated.

Harris E. DeLoach, Jr.
Chairman, President & Chief Executive Officer

NOTICE OF 2006 ANNUAL
SHAREHOLDERS’ MEETING
and
PROXY STATEMENT

SONOCO PRODUCTS COMPANY
1 NORTH SECOND STREET
HARTSVILLE, SOUTH CAROLINA 29550 USA
NOTICE OF 2006 ANNUAL MEETING OF SHAREHOLDERS

TIME	11:00 a.m. on Wednesday, April 19, 2006

PLACE	The Center Theater, 212 North Fifth Street, Hartsville, South Carolina

PURPOSES	(1) To elect six members of the Board of Directors, five to serve for the next three years and one for the next two years.

(2) To transact any other business that properly comes before the meeting or any adjournment of the meeting.

RECORD DATE	You can vote if you were a shareholder of record at the close of business on February 17, 2006.

ANNUAL REPORT	We have enclosed a copy of the 2005 Annual Report or we have delivered a single copy of the Annual Report for all shareholders at your address. The Annual Report is not part of the proxy soliciting material.

PROXY VOTING	It is important that your shares be represented and voted at the meeting. Please vote in one of these three ways:

(1) USE THE TOLL-FREE TELEPHONE NUMBER shown on your proxy card if you live in the United States or Canada;

(2) VISIT THE WEB SITE shown on your proxy card and vote via the Internet; or

(3) MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope.

By order of the Board of Directors,

Charles J. Hupfer
Secretary
March 20, 2006

SONOCO PRODUCTS COMPANY
1 NORTH SECOND STREET
HARTSVILLE, SOUTH CAROLINA 29550 USA
PROXY STATEMENT
INFORMATION CONCERNING THE SOLICITATION
      We are sending you these proxy materials in connection with the solicitation by the Board of Directors of Sonoco Products Company of proxies to be used at the Annual Meeting of Shareholders (“Annual Meeting”) to be held on Wednesday, April 19, 2006, at 11:00 a.m. at The Center Theater, 212 North Fifth Street, Hartsville, S.C., and at any adjournment or postponement of the meeting. “We,” “our,” “us,” “Sonoco” and “the Company” all refer to Sonoco Products Company. The proxy materials are being mailed on or about March 20, 2006.
Who May Vote
      You will only be entitled to vote at the Annual Meeting if our records show that you held your shares on February 17, 2006. At the close of business on February 17, 2006, a total of 100,584,498 shares of Common Stock were outstanding and entitled to vote. Each share of Common Stock has one vote.
Voting by Proxy
      If your shares are held by a broker, bank or other nominee, it will send you instructions that you must follow to have your shares voted at the Annual Meeting. If you hold your shares in your own name as a record holder, you may instruct the proxy agents how to vote your shares by completing, signing, dating and mailing the proxy card in the enclosed postage-paid envelope; by dialing the toll-free telephone number shown on your proxy card (if you live in the United States or Canada); or by accessing the Web site shown on your proxy card. Of course, you can always attend the meeting and vote your shares in person.
      The proxy agents will vote your shares as you instruct. If you sign and return your proxy card without giving instructions, the proxy agents will vote your shares FOR each person named in this Proxy Statement as a nominee for election to the Board of Directors. The proxy agents will vote according to their best judgment on any other matter that properly comes before the Annual Meeting. At present, the Board of Directors does not know of any other such matters.

How to Revoke Your Proxy
      You may revoke your proxy at any time before it is voted. If you hold your shares in your own name as a record shareholder, you may revoke your proxy in any of the following ways:

•	by giving notice of revocation at the Annual Meeting;

•	by delivering to the Secretary of the Company, 1 North Second Street, Hartsville, SC 29550 USA, written instructions revoking your proxy; or

•	by delivering to the Secretary an executed proxy bearing a later date.
      Subsequent voting by telephone or via the Internet cancels your previous vote. If you are a shareholder of record, you may also attend the meeting and vote in person, in which case your proxy vote will not be used.
      If your shares are held in street name by a broker, bank or other nominee, you may revoke your voting instructions by submitting new voting instructions to the broker or other nominee who holds your shares.
How Votes Will Be Counted
      The Annual Meeting will be held if a majority of the outstanding shares of Common Stock entitled to vote (a “quorum”) is represented at the meeting. If you have submitted valid proxy instructions or attend the meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced. “Broker non-votes” also count in determining whether a quorum is present. A “broker non-vote” occurs when a broker, bank or nominee who holds shares for a beneficial owner attends the meeting in person or by proxy but does not vote on a particular proposal because the broker, bank or nominee does not have discretionary voting power for that proposal and has not received voting instructions from the beneficial owner.
      If a quorum is present at the Annual Meeting, directors will be elected by a plurality of the votes cast by shares present and entitled to vote at the Annual Meeting. Votes that are withheld or that are not voted in the election of directors will have no effect on the outcome of the election. Cumulative voting is not permitted.
      Approval of any other matter that may be brought before the meeting requires that the votes cast in favor of the matter exceed the votes cast against the matter. Votes that are withheld or shares that are not voted will have no effect on the outcome of such matters.
Cost of this Proxy Solicitation
      We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, we expect that some of our officers and regular employees will solicit proxies by telephone, fax, email or personal contact. None of these officers or employees will receive any additional or special compensation for doing this.

ELECTION OF DIRECTORS
      The Board of Directors has fixed the number of directors of the Company at 15. At our Annual Meeting, six directors will be elected. Messrs. H.E. DeLoach, Jr., E.H. Lawton, III, J.M. Micali and J.E. Linville and Dr. P.L. Davies have been nominated to hold office for the next three years, their terms expiring at the Annual Shareholders’ Meeting in 2009, or when their successors are duly elected and qualify to serve. Mr. M.D. Oken, who was elected by the Board of Directors in February 2006 to fill the vacancy created by the retirement of Mr. C.W. Coker, has been nominated to hold office for the next two years. His term will expire at the Annual Shareholders’ Meeting in 2008, or when his successor is duly elected and qualified to serve. The proxy agents intend to vote FOR the election of the six persons named above unless you withhold authority to vote for all or any of the nominees. The Board of Directors recommends that you vote FOR each nominee for election.

Name, Age, Principal Occupation for Last Five
Years and Directorships in Public Corporations	Director Since

HARRIS E. DeLOACH, JR. (61). Mr. DeLoach has been Chairman since 2005 and President and Chief Executive Officer of the Company since 2000. He was Chief Operating Officer of the Company from April 2000 to July 2000, Senior Executive Vice President from 1999 to 2000, Executive Vice President from 1996 to 1999, Group Vice President from 1993 to 1996, Vice President – Film, Plastics and Special Products from February 1993 to October 1993, Vice President – High Density Film Products division from 1990 to 1993 and Vice President – Administration and General Counsel from 1986 to 1990. Mr. DeLoach is a director of Goodrich Corporation.	1998

EDGAR H. LAWTON, III (45). Mr. Lawton has been President and Treasurer of Hartsville Oil Mill (vegetable oil processor), Darlington, S.C., since 2000, and he has been a director of Hartsville Oil Mill since 1991. Mr. Lawton was Vice President of Hartsville Oil Mill from 1991 to 2000.	2001

JAMES M. MICALI (58). Mr. Micali has been Chairman and President of Michelin North America, Inc. (tire manufacturer), Greenville, S.C., since 1996. In 2001, he became a member of Michelin Group’s Executive Council. Mr. Micali was Executive Vice President, Legal and Finance, of Michelin North America from 1990 to 1996, and prior to that was General Counsel and Secretary from 1985 to 1990. Mr. Micali is a director of Lafarge North America.	2003

Name, Age, Principal Occupation for Last Five
Years and Directorships in Public Corporations	Director Since

DR. PAMELA L. DAVIES (49). Dr. Davies has been President of Queens University of Charlotte (institution of higher learning), Charlotte, N.C., since 2002. Prior to that she was Dean of the McColl School of Business at Queens University of Charlotte from 2000 to 2002. Dr. Davies was Professor of Management and Dean of the LeBow College of Business at Drexel University from 1997 to 2000. She is a director of Charming Shoppes and of C&D Technologies, Inc.	2004

JOHN E. LINVILLE (60). Mr. Linville has been an attorney in private practice in New York, N.Y., since November 2004. Prior to that he had been Counsel with Manatt, Phelps & Phillips, LLP from January 2003 to 2004. He joined the firm through its merger with his prior firm – Kalkines, Arky, Zall & Bernstein, LLP (“KAZB”). Mr. Linville joined KAZB in 1990 after having been General Counsel and then Acting President of the New York Health & Hospitals Corporation.	2004

MARC D. OKEN (59). Mr. Oken has been Managing Partner of Falfurrias Capital Partners, Charlotte, N.C. (a private equity firm) since January 2006. He held executive officer positions (most recently as Chief Financial Officer) at Bank of America Corporation from 1989 until he retired in January 2006. Prior to joining Bank of America, he was a partner at Price Waterhouse LLP, serving there for 13 years. From 1981 to 1983 Mr. Oken was a Fellow with the Securities and Exchange Commission. He is a director of Marsh & McLennan Companies, Inc. and Star Scientific, Inc.	2006
      The Corporate Governance and Nominating Committee recommends to the Board of Directors nominees to fill vacancies on the Board of Directors as they occur and recommends candidates for election as directors at Annual Meetings of Shareholders. Mr. Oken was nominated to become a director through this process by the independent directors of the Corporate Governance and Nominating Committee. Mr. Oken was recommended to the Committee by one of our current non-management directors. See page 19 for further information regarding Sonoco’s procedures for nominating directors.

INFORMATION CONCERNING DIRECTORS WHOSE TERMS CONTINUE
      Members of the Board of Directors whose terms of office will continue until our Annual Shareholders’ Meeting in 2007 are:

Name, Age, Principal Occupation for Last Five
Years and Directorships in Public Corporations	Director Since

*FITZ L. H. COKER (70). Mr. Coker is retired. He was President and a director of Sea Corporation of Myrtle Beach, Inc. (private investments), Myrtle Beach, S.C., from 1983 to 1989. At the time of his retirement from the Company in 1979, Mr. Coker had been Senior Vice President since 1976.	1964

CALEB C. FORT (44). Mr. Fort has been Co-Chairman of The Merit Group, Inc. (distributors of residential and commercial paint-related products and various industrial supplies), Spartanburg, S.C., since 1998. He was a principal of Lancaster Distributing Company from 1990 to 1998.	2001

BERNARD L. M. KASRIEL (59). Mr. Kasriel has been Vice- Chairman of the Board of Lafarge (construction materials group), Paris, France, since January 2006. He was Chief Executive Officer of Lafarge from 2003 to January 2006 and Vice-Chairman and Chief Operating Officer from 1995 to 2003. He had been Managing Director of Lafarge from 1989 to 1995, Senior Executive Vice President from 1987 to 1989 and Executive Vice President from 1982 to 1987. Mr. Kasriel is a director of Lafarge and Lafarge North America.	1995

*	F.L.H. Coker is a first cousin of J.L. Coker.

Name, Age, Principal Occupation for Last Five
Years and Directorships in Public Corporations	Director Since

JOHN H. MULLIN, III (64). Mr. Mullin has been Chairman of Ridgeway Farm LLC (privately held timber and farming business), Brookneal, Va., since 1989. He was associated with Dillon, Read & Co. Inc. from 1969 to 1989, last serving as Managing Director. Mr. Mullin is a director of Progress Energy, Inc. and its subsidiary companies, Progress Energy Carolinas, Inc. and Florida Progress Corporation; and is a trustee of The Putnam Funds.	2002

THOMAS E. WHIDDON (53). Mr. Whiddon has been an Advisory Director of Berkshire Partners, LLC (a Boston-based private equity firm) since October 2005. He has been acting Chief Operating Officer of Waterworks, Inc. (luxury bath retailer), Danbury, Conn., – a Berkshire portfolio company since January 2006. He was Executive Vice President – Logistics and Technology of Lowe’s Companies, Inc. from 2000 until he retired in 2003. He was Executive Vice President and Chief Financial Officer of Lowe’s from 1996 to 2000; he also held senior financial positions at Zale Corporation and Eckerd Corporation. Mr. Whiddon is a director of Carter’s Inc. and Dollar Tree Stores, Inc.	2001
      Members of the Board of Directors whose terms of office will continue until our Annual Shareholders’ Meeting in 2008 are:

Name, Age, Principal Occupation for Last Five
Years and Directorships in Public Corporations	Director Since

CHARLES J. BRADSHAW (69). Mr. Bradshaw has been President and a director of Bradshaw Investments, Inc. (private investments), Georgetown, S.C., since 1986. He was President and Chief Operating Officer of Transworld Corporation from 1984 to 1986 and Chairman and Chief Executive Officer of Spartan Food Systems, Inc. from 1961 to 1986.	1986

Name, Age, Principal Occupation for Last Five
Years and Directorships in Public Corporations	Director Since

ROBERT J. BROWN (71). Mr. Brown, founder of B&C Associates, Inc. (management consulting, marketing research and public relations firm), High Point, N.C., has been Chairman and Chief Executive Officer of his company since 1973. He is a director of Wachovia Corporation, AutoNation, Inc. and Aaipharma, Inc.	1993

*JAMES L. COKER (65). Mr. Coker has been President of JLC Enterprises (private investments), Stonington, Conn., since 1979. He was Secretary of the Company from 1969 to 1995 and was President of Sonoco Limited, Canada, from 1972 to 1979.	1969

PAUL FULTON (71). Mr. Fulton has been Chairman since 2000 and a director since 1997 of Bassett Furniture Industries, Inc. (furniture maker), Bassett, Va. He was Chief Executive Officer of Bassett from 1997 to 2000, Dean of The Kenan-Flagler Business School, The University of North Carolina from 1994 to 1997, and President of Sara Lee Corporation from 1988 to 1993. Mr. Fulton is a director of Bank of America Corporation, Carter’s, Inc. and Lowe’s Companies, Inc.	1989

•	F.L.H. Coker is a first cousin of J.L. Coker.

DIRECTOR INDEPENDENCE POLICIES
      Our listing agreement with the New York Stock Exchange requires that at least a majority of the members of our Board of Directors be independent. Under the Exchange’s standards, “independent” means that a director has been determined by the Board to have no material relationship with Sonoco (either directly or as a partner, shareholder or officer of an organization that has a relationship with Sonoco). To assist us in making these determinations we have adopted the following guidelines, which are also the guidelines set forth in the New York Stock Exchange Listing Standards.
      A director will not be considered independent if:

•	The director is, or in the past three years has been, an employee of Sonoco, or has an immediate family member who is, or in the past three years has been, an executive officer of Sonoco;

•	The director or an immediate family member is a current partner of a firm that is Sonoco’s internal or external auditor or the director is a current employee of such a firm;

•	The director has an immediate family member who is a current employee of a firm that is Sonoco’s internal or external auditor and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice;

•	The director or an immediate family member was within the last three years (but is no longer) a partner or employee of Sonoco’s internal or external audit firm and personally worked on Sonoco’s audit within that time;

•	The director or an immediate family member is, or in the past three years has been, an executive officer of another company where any of Sonoco’s present executives at the same time serves or served on that company’s compensation committee;

•	The director is a current employee, or has an immediate family member who is a current executive officer of another company that has made payments to, or received payments from, Sonoco for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues; or

•	The director has received, or has an immediate family member (other than an immediate family member who is a non-executive employee) who has received, during any twelve-month period within the past three years, more than $100,000 in direct compensation from Sonoco (other than director fees and pension or other forms of deferred compensation for prior service that is not contingent in any way on continued service).
      The following relationships will not be considered to be material relationships that would impair a director’s independence:

•	Being a current employee, or having an immediate family member who is a current executive officer of another company that has made payments to, or received payments from, Sonoco for property or services in an amount which, in any of the last three fiscal years, is less than the greater of $1 million or 2% of such other company’s consolidated gross revenues.

      Based on the stated criteria and the New York Stock Exchange’s independence standards, the Board of Directors has determined that the following directors, who constitute a majority of the Board, are independent:

C.J. Bradshaw, R.J. Brown, J.L. Coker, P.L. Davies, C.C. Fort, Paul Fulton, B.L.M. Kasriel, E.H. Lawton, III, J.E. Linville, J.M. Micali, J.H. Mullin, III, M.D. Oken and T.E. Whiddon.
      All of the members of the Audit Committee, the Corporate Governance and Nominating Committee, and the Executive Compensation Committee have also been determined to be independent under the New York Stock Exchange Listing Standards.
MEETINGS OF NON-MANAGEMENT DIRECTORS
      Our non-management directors meet at regularly scheduled executive sessions without management present. The presiding director for each meeting is elected by those directors in attendance at that meeting. Shareholders and other interested parties may communicate with the non-management directors by writing to Non-Management Directors, c/o Corporate Secretary, Sonoco Products Company, 1 North Second Street, Hartsville, SC 29550 USA.
CORPORATE GOVERNANCE GUIDELINES AND
CODE OF BUSINESS CONDUCT AND ETHICS
      We have adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics for directors, officers and employees. Copies of these governance guidelines and the Code of Business Conduct are available through our Web site at www.sonoco.com. Printed versions are available to our shareholders on request to the Corporate Secretary, Sonoco Products Company, 1 North Second Street, Hartsville, SC 29550 USA.

BOARD COMMITTEES AND MEETINGS
      During 2005, the Board of Directors held four regularly scheduled meetings and one special meeting to review significant developments affecting the Company and to act on matters requiring the Board of Directors’ approval. To assist it in performing its duties, the Board of Directors has established the six committees discussed below.
      All committees operate pursuant to written charters. The charters are available to shareholders through the Investor Relations page of our Web site at www.sonoco.com. These charters are also available in print to any shareholder upon request to the Corporate Secretary, Sonoco Products Company, 1 North Second Street, Hartsville, SC 29550 USA. Each member of the Audit, Corporate Governance and Nominating, and Executive Compensation committees has been determined by the Board of Directors to be independent, as defined in the New York Stock Exchange’s listing standards as adopted in November 2004.

			Number of
Committee			2005
Name	Purpose	Members	Meetings

Audit Committee (established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934)	• At least annually, appoint or replace the independent auditor and oversee the work of such independent auditor who shall report directly to the committee;

•  Pre-approve all auditing services and permitted non-audit services to be performed by the independent auditor;

•  Evaluate the qualifications, independence and performance of the independent auditor;

•  Review and concur in the appointment, reassignment or dismissal of the director of internal audit. Also review the internal audit department annual budget, staffing and audit plan;

•  Review compliance with major accounting and financial policies of the Company;

•  Review management’s assessment of the adequacy of internal controls;

	• Review significant findings of the independent auditor and the internal audit department together with management’s responses;	T.E. Whiddon – Chair J.L. Coker P.L. Davies C.C. Fort E.H. Lawton, III J.M. Micali M.D. Oken	8

Committee
Name	Purpose

Audit Committee (continued)	• Review with the independent auditor any problems or difficulties together with management’s responses. Consider any reports or communications to the Committee from the auditor;

•  Review the results of the annual external audit with the independent auditor;

•  Discuss the annual and quarterly financial statements and all disclosures thereto with the auditor, management and the director of internal audit, including major issues regarding accounting principles, analyses of alternative GAAP treatments, the effect of regulatory and accounting initiatives, and the type and presentation of information to be included in earnings press releases;

•  Discuss CEO and CFO certifications regarding filings with the Securities and Exchange Commission(“SEC”);

•  Discuss guidelines and policies by which management assesses and manages the Company’s exposure to risk. Evaluate the steps management has taken to monitor and control such exposures;

•  Recommend to the Board of Directors whether to accept the audited financial statements;

•  Establish procedures for (1) receipt and treatment of complaints about accounting, internal controls or auditing matters; and (2) the confidential, anonymous submission by employees of concerns regarding questionable accounting matters; and

• Review monitoring of compliance with the Company’s Code of Business Conduct.

			Number of
Committee			2005
Name	Purpose	Members	Meetings

Executive Compensation Committee	• Establish the Company’s general compensation philosophy and oversee the development and implementation of compensation programs;

•  Review and approve corporate goals and objectives relevant to the compensation of the CEO, evaluate the performance of the CEO in light of those goals and establish the CEO’s compensation based on this evaluation and other factors;

•  Review and approve the executive officer compensation programs;

•  Evaluate and administer the Company’s incentive plans;

•  Working with management, oversee regulatory compliance on compensation matters; and

	• Review management development and succession plans.	J.H. Mullin, III – Chair C.J. Bradshaw Paul Fulton B.L.M. Kasriel J.E. Linville M.D. Oken	4

			Number of
Committee			2005
Name	Purpose	Members	Meetings

Employee and Public Responsibility Committee	• Oversee the Company’s commitment to employee health and safety;

•  Provide oversight on diversity strategy, goals and progress;

•  Review charitable giving policies and practices;

•  Review employee morale through survey results or other means;

•  Oversee the Company’s stance, response and programs related to the environment and to other emerging issues;

•  Monitor major litigation and disputes and provide guidance in responding to such issues;

•  Review actions taken by management relating to current or emerging public policy issues or significant political and social changes that may affect the Company; and

	• Oversee the Company’s commitment to ethical business practices.	C.C. Fort – Chair R.J. Brown F.L.H. Coker P.L. Davies E.H. Lawton, III	2

			Number of
Committee			2005
Name	Purpose	Members	Meetings

Corporate Governance and Nominating Committee	• Recommend to the Board of Directors amendments to the bylaws;

•  Develop and recommend to the Board of Directors a set of corporate governance guidelines and review those guidelines at least annually. These recommendations shall include the structure, mission, practices and policies of the Board of Directors and the composition, structure and mission of Board committees;

•  Identify individuals believed to be qualified to become board members and recommend them as needed for election by the Board of Directors to fill vacancies or by the shareholders;

•  Review with the Board of Directors, on an annual basis, the skills and characteristics of the then-current Board members;

•  Recommend to the Board of Directors the directors to serve on each of the Board’s committees;

•  Ensure that processes are in place for annual CEO performance and compensation appraisal and for reviews of succession planning and management development;

•  Recommend to the Board of Directors a corporate philosophy and strategy governing director compensation and benefits; and

	• Oversee the evaluation of the Board of Directors and of management.	Paul Fulton – Chair C.J. Bradshaw R.J. Brown C.C. Fort J.H. Mullin, III	5

			Number of
Committee			2005
Name	Purpose	Members	Meetings

Financial Policy Committee	• Review the Company’s annual operating and long-range plans for purposes of understanding changes to the Company’s capital structure and projected sources and uses of cash; • Review as needed any significant financings by the Company; • Review the Company’s financial risk management policies, practices and exposures; • Evaluate the Company’s dividend policy; • Review the funding and investment management of the Company’s defined benefit and postretirement benefit plans; and • Review the Company’s key financial leverage ratios and ratings implications.	J.M. Micali – Chair C.J. Bradshaw J.L. Coker B.L.M. Kasriel J.E. Linville J.H. Mullin, III	5

Executive Committee	• Empowered to exercise all of the authority of the Board of Directors between regularly scheduled meetings, except as limited by South Carolina law.	H.E. DeLoach, Jr. Paul Fulton J.H. Mullin, III	1
      During 2005, all directors attended 75% or more of the aggregate number of meetings of the Board of Directors and committees of which they were members, except Mr. Brown (who attended 71%).
      The Company encourages, but does not require, its directors to attend the Annual Meeting of Shareholders. In 2005, fifteen of sixteen directors attended the Annual Meeting.
Director Nomination Process
      The Corporate Governance and Nominating Committee recommends to the Board of Directors nominees to fill vacancies on the Board of Directors as they occur, and recommends candidates for election as directors at Annual Meetings of Shareholders. Such candidates are routinely identified through personal and business relationships and contacts of the directors and executive officers.
      In recommending candidates, the Corporate Governance and Nominating Committee evaluates such factors as it deems appropriate based on the Company’s current needs. These factors may include diversity, age, skills such as understanding of appropriate technologies and general finance, decision-making ability, interpersonal skills, experience with businesses and other organizations of comparable size, and the inter-relationship between the candidate’s experience and business background and other Board members’ experience and business background. Additionally, candidates for director should possess the highest personal and professional ethics, and they should be committed to the long-term interests of the shareholders.

      The Corporate Governance and Nominating Committee will consider director candidates recommended by shareholders, if the shareholders comply with the following requirements. If you wish to recommend a director candidate to the Corporate Governance and Nominating Committee for consideration as a Board of Directors’ nominee, you must submit in writing to the Corporate Governance and Nominating Committee your recommended candidate’s name, a brief resume setting forth the recommended candidate’s business and educational background and qualifications for service, and a notarized consent signed by the recommended candidate stating the recommended candidate’s willingness to be nominated and to serve. This information must be delivered to the Chairperson of the Corporate Governance and Nominating Committee at the Company’s address and must be received no later than January 5 in any year to be considered by the Committee as a potential Board of Directors’ nominee. The Corporate Governance and Nominating Committee may request further information if it determines a potential candidate may be an appropriate nominee. Director candidates recommended by shareholders that comply with these requirements will receive the same consideration that the Committee’s other candidates receive.
      Director candidates recommended by shareholders will not be considered by the Corporate Governance and Nominating Committee for election at an annual meeting unless the shareholder recommendations are received no later than January 5 of the year of the meeting. In addition to making such recommendations, shareholders have the right to nominate candidates for election as directors at an annual meeting if they make a written nomination at least 60 days prior to the meeting. Any such nomination should be submitted to the Company’s address. No such nominations have been made for this Annual Meeting.

DIRECTORS’ COMPENSATION
      Employee directors do not receive any additional compensation for serving on the Board of Directors. Compensation for non-employee directors is summarized below.
      2005 Program. In 2005, non-employee directors were paid a $12,500 quarterly retainer and a fee of $1,500 for each Board of Directors and committee meeting attended. Committee chairs received an additional $500 per committee meeting. Effective July 1, 2004, the Audit Committee chair began receiving a committee chair retainer of $1,250 per quarter. Directors could elect to defer part or all of their 2005 retainer and meeting fees. Such elections had to be made in the prior calendar year. Directors could choose to have their deferrals earn interest credits at a market rate (the Merrill Lynch Ten-year High Quality Bond Index) or be treated as if invested in equivalent units of Sonoco Common Stock (which are credited with reinvested dividend equivalents). Alternatively, directors could elect to receive stock options under the 1996 Non-employee Directors’ Stock Plan (the “Directors’ Plan”) instead of receiving any part of their cash compensation. If a director chose this alternative, he or she received an option to purchase $4 worth of Common Stock at the fair market value of the Common Stock on the date the option was granted for each $1 of cash compensation the director chose not to receive. During 2005, no directors were issued stock options instead of cash compensation.
      As in prior years, at the first regularly scheduled meeting of the Board of Directors during a calendar year, each non-employee director was granted options to purchase shares of Common Stock at an exercise price equal to the fair market value of the common stock as of the date the options were granted. In 2005, each director was granted options to purchase 5,000 shares. Options are immediately vested but may not be exercised until one year after the grant date.
      2006 Program. In an effort to bring the Sonoco plan in line with emerging compensation practices for non-employee directors, the Board of Directors approved significant changes to the director compensation program effective January 1, 2006.

•	The quarterly retainer was increased from $12,500 to $25,000. At least 50% of this retainer must be deferred into full value stock units, which will accrue dividend equivalents and be distributed upon termination of Board service.

•	Directors may continue to elect to defer up to the remaining 50% of retainers and meeting fees into the market-rate interest account (which is 5.73% for 2006) and/or equivalent units of Sonoco stock.

•	The annual stock option grant (5,000 shares in 2005) was discontinued as a component of director compensation, but may be reinstated by the Board at any time.

•	Directors are no longer permitted to defer retainer and meeting fees into stock options.

•	The meeting fees for Committee chairs were increased from $2,000 to $2,500. The special additional retainer of $1,250 per quarter for the Audit Committee chair remains in place.
      These changes were based on comparisons of Sonoco to national surveys of director compensation, surveys of companies in our industry, an independent study and recommendations by an outside consultant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
      Members of the Executive Compensation Committee during the year ended December 31, 2005 were:

C.J. Bradshaw, Paul Fulton, B.L.M. Kasriel, J.E. Linville and J.H. Mullin, III.
      Mr. Fulton is a director of Bank of America Corporation. During the third quarter of 2004, a Bank of America subsidiary managed the syndication and participated as agent to provide a five-year committed revolving line of credit for $350,000,000 to support our commercial paper program and for general corporate purposes. Bank of America’s commitment to this facility is $36,000,000. A committed line of credit from Bank of America has been in place since 1987 and has been renewed, amended and increased or decreased according to our needs. Bank of America has extended other lines of credit to us as support for letters of credit, overdrafts and other corporate needs. It also provides treasury management services to us. We pay fees to the bank for these services and for the availability of the lines of credit, as well as interest on any borrowed funds.
      All transactions were handled on a competitive basis. Management believes that the rates and provisions were as favorable to us as we could have obtained from similar sources.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      Mr. Paul Fulton is a director of Bank of America Corporation. See “Compensation Committee Interlocks and Insider Participation” for information about our transactions with Bank of America.
      Mr. R.J. Brown is a director of Wachovia Corporation. Wachovia Bank, N.A., a subsidiary of Wachovia Corporation, committed $36,000,000 to the revolving line of credit syndicated by Bank of America to support our commercial paper program and for general corporate purposes. Wachovia Bank, N.A. also provides other lines of credit to support stand-by letters of credit, and it provides trustee services. We pay fees to Wachovia Bank, N.A. for the availability of the credit lines and for the trustee services, as well as interest on any borrowed funds. A subsidiary of Wachovia Corporation is also providing services to us in connection with the share repurchase program announced in December 2005.
      Our management believes the prices and terms of the transactions reported above were comparable to those we could have obtained from other sources. We anticipate engaging in similar business transactions in 2006. The Board of Directors considered these relationships when making its determinations of independence.
      During 2005, the Company employed family members of two of the directors of the Company. Charles W. Coker, Jr., currently Division VP/General Manager of the Flexible Packaging Division, Thomas L. Coker, formerly Division VP/General Manager of the Flexible Packaging Division, and R. Howard Coker, currently Division VP/General Manager of Sonoco Phoenix, are sons of retired director Charles W. Coker. Their 2005 earnings were $336 thousand, $258 thousand, and $252 thousand, respectively. John W. DeLoach, Plant Manager in the Recovered Paper Division, Harris E. DeLoach, III, also Plant Manager in the Recovered Paper Division, and Jeanette D. Florence, Senior Organization Development Specialist, are sons and daughter of Harris E. DeLoach, Jr., Chairman, President and CEO. Their 2005 earnings were $71 thousand, $64 thousand and $63 thousand, respectively. Each of these employees also received the usual employee benefits available to all employees at their levels.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
      The following table shows information as of December 31, 2005, about persons known to us to be the beneficial owners of more than 5% of our Common Shares. This information was obtained from Schedules 13G and 13F filed by the entities named below with the SEC, and we have not independently verified it.

		Amount of
		Beneficial	Percent
Title of Class	Name and Address of Beneficial Owner	Ownership	of Class

No Par Value Common	Barclay’s Global Investors, Ltd.(1)	5,192,992	5.24%
	Murray House 1 Royal Mint Court London, England, United Kingdom

No Par Value Common	Atlantic Investment Management, Inc.	6,140,000	6.14%
	666 Fifth Avenue New York, NY 10103

(1)	Barclay’s Global Investors is a parent holding company that has subsidiaries which act as investment advisors to manage discretionary investment accounts on behalf of their clients.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Our directors and executive officers are required to file reports with the SEC and the New York Stock Exchange showing the number of shares of any class of our equity securities they owned when they became a director or executive officer, and, after that, any changes in their ownership of our securities. These reports are required by Section 16(a) of the Securities Exchange Act of 1934.
      Based on a review of Section 16(a) reports and any written representations made to us, it appears that all such filings for 2005 were made in a timely manner, except:
      Director F.L.H. Coker inadvertently failed to timely report one transaction on Form 4, which he subsequently filed approximately two weeks late.
      Executive Vice President Charles L. Sullivan, Jr. failed to timely report three transactions on Form 4 due to administrative error. The forms were subsequently filed between one and two months late.
      Senior Vice President Cynthia A. Hartley inadvertently filed one Form 4 late due to administrative error. The corrected form was filed as soon as the error was discovered.

SECURITY OWNERSHIP OF MANAGEMENT
      The following table shows the number of shares beneficially owned as of February 15, 2006, directly or indirectly, by each director and by each executive officer named in the Summary Compensation Table.

					Deferred
	Total Number		Percent	Restricted	Compensation	Performance-
	of Shares		of	Stock	and Restoration	Contingent
Name and Position	Owned(1)		Class(2)	Rights(6)	Units(7)	Stock Units(8)

C.J. Bradshaw Director	55,430	(3)	–	–	5,312	–
R.J. Brown Director	42,150		–	–	7,753	–
F.L.H. Coker Director	879,403		–	–	427	–
J.L. Coker Director	125,000		–	–	427	–
P.L. Davies Director	7,000		–	–	427	–
C.C. Fort Director	319,596		–	–	427	–
Paul Fulton Director	40,648	(4)	–	–	427	–
B.L.M. Kasriel Director	43,973		–	–	5,321	–
E.H. Lawton, III Director	98,885		–	–	427	–
J.E. Linville Director	760,215		–	–	427	–
J.M. Micali Director	15,105		–	–	427	–
J.H. Mullin, III Director	25,000		–	–	3,619	–
M.D. Oken Director	–		–	–	376	–
T.E. Whiddon Director	25,000		–	–	427	–
H.E. DeLoach, Jr. Chairman, President, Chief Executive Officer and Director	1,226,332	(5)	1.2%	234,140	20,025	22,771
C.L. Sullivan, Jr. Executive Vice President	207,200		–	11,944	5,595	7,292
R.E. Holley Senior Vice President	255,390		–	16,163	7,057	7,292

				Deferred
	Total Number	Percent	Restricted	Compensation	Performance-
	of Shares	of	Stock	and Restoration	Contingent
Name and Position	Owned(1)	Class(2)	Rights(6)	Units(7)	Stock Units(8)

J.C. Bowen Senior Vice President	187,748	–	14,424	4,618	7,292
C.J. Hupfer Senior Vice President and Chief Financial Officer	165,598	–	7,553	3,553	7,292
All Executive Officers and Directors as a group (29 persons)	5,217,201	5.2%	353,244	96,171	80,621

(1)	The directors and the named executive officers have sole voting and investment power over the shares unless otherwise indicated in the footnotes. The number includes shares subject to currently exercisable options and options exercisable within 60 days granted by the Company under the 1991 Key Employee Stock Plan (the “1991 Plan”) and the Directors’ Plan for the following directors and named executive officers: C.J. Bradshaw — 29,400; R.J. Brown — 41,688; F.L.H. Coker — 13,200; J.L. Coker — 26,400; P.L. Davies — 7,000; C.C. Fort — 18,500; Paul Fulton — 29,400; B.L.M. Kasriel — 41,858; E.H. Lawton, III — 40,315; J.E. Linville — 6,000; J.M. Micali — 11,000; J.H. Mullin, III — 15,000; T.E. Whiddon — 20,000; H.E. DeLoach, Jr. — 938,700; C.L. Sullivan, Jr. — 205,000; R.E. Holley — 201,100; J.C. Bowen — 182,600 and C.J. Hupfer — 162,000.

Also included are shares held in the Company’s Dividend Reinvestment Plan (1,901) and shares held in the Company’s Savings Plan (29,801).

Shareholdings in this column do not include Restricted Stock Rights granted under the 1991 Plan, issuance of which has been deferred until retirement, or Deferred Compensation and Restoration Units. Please see the right-hand columns and footnotes 6 and 7 below.

(2)	Percentages not shown are less than 1%.

(3)	Includes 4,840 shares of Common Stock owned by Mrs. Bradshaw. Mr. Bradshaw disclaims beneficial ownership of these shares.

(4)	Includes 507 shares of Common Stock owned by Mrs. Fulton. Mr. Fulton disclaims beneficial ownership of these shares.

(5)	Includes 12,365 shares of Common Stock owned by Mrs. DeLoach. Mr. DeLoach disclaims beneficial ownership of these shares. Also includes 226,197 shares of Common Stock owned by trusts of which Mr. DeLoach is trustee. Mr. DeLoach has no pecuniary interest in these trusts and disclaims beneficial ownership of these shares.

(6)	Issuance of these shares, most of which have vested, has been deferred until retirement; thus, no present voting rights are associated with them.

(7)	These figures represent Deferred Compensation Units and Restoration Units connected with the Sonoco Savings Plan. No voting rights are associated with these units.

(8)	These figures represent the Performance-Contingent Stock Unit payouts which vested under the Long-term Incentive Plan for the period ended December 31, 2005.
       On April 15, 2003, the Board of Directors adopted a resolution establishing stock ownership guidelines for outside directors. The guidelines establish a target level of ownership of Sonoco Products Company Common Stock based on years of service as a director from the date the guidelines were established. The guidelines are as follows: 3,000 shares, 5,000 shares and 8,000 shares after two, four and six years of service, respectively.

EXECUTIVE COMPENSATION COMMITTEE REPORT TO SHAREHOLDERS
      The purpose of the Executive Compensation Committee (the “Committee”) is to discharge the responsibilities of the Board of Directors of Sonoco Products Company (the “Company”) relating to compensation of the Company’s executive officers by overseeing the administration of the Company’s executive officer compensation programs relating to salaries, incentives, benefits and perquisites, establishing the compensation for the Chief Executive Officer (“CEO”) and all other executive officers, and preparing any reports on executive compensation required by the rules and regulations of the Securities and Exchange Commission. In addition, the Committee reviews top management succession and development plans. The basic duties and responsibilities of the Committee are outlined on page 16 of this Proxy Statement.
      The Committee consists entirely of independent directors as defined by the Corporate Governance Standards of the New York Stock Exchange. In accordance with its charter, the Committee engages an independent compensation consultant to advise the Committee on compensation matters related to the CEO and other executive officers. The Committee met four times during 2005 and had met one time in 2006, as of the printing of this report.
Philosophy
      The executive compensation program consists of base salary, annual cash bonus opportunities and long-term incentives, which include stock options and performance-contingent stock units. Performance measures for both annual and long-term compensation plans are aligned and integrated to effectively link the critical drivers of corporate performance, and are designed to provide an appropriate balance between short and long-term reward opportunities. The compensation program has been designed to attract, motivate, reward and retain senior management by providing competitive total compensation opportunities based on performance, leadership, teamwork and the creation of shareholder value.
      In order to determine competitive compensation levels, the Company annually participates in a number of national surveys conducted by independent consulting firms. These surveys cover a large number of similar executive officer positions across American industry. When information about comparable positions is available, the Company matches its corporate officer positions to survey data for a broad range of companies in a variety of manufacturing industries which have sales in the $1 billion to $5 billion range. Likewise, officer positions with division level responsibility are matched to a comparable division revenue range. From these surveys, the Committee develops executive compensation levels for base salaries, total cash compensation (“TCC”), which consists of base salary plus annual target bonus, and total direct compensation (“TDC”), which is comprised of TCC plus long-term incentives. Periodically the Committee’s consultant may also prepare customized compensation studies of companies in the Company’s industry group and/or of companies similar in size or provide the Committee with other relevant information.
      Base salary midpoints are targeted to be at the median (50th percentile) of the surveyed market. To provide greater emphasis on the performance-based components of the program, incentive pay (consisting of annual cash bonuses, annual stock option awards and performance-contingent stock units) is targeted to provide a total compensation package between the median and the 75th percentile of the survey data. The incentive pay portion of the TDC program is structured so that, if performance targets are not met, actual total compensation for individual executive officers will normally fall below the survey median for their positions.
      In further support of the Company’s pay-for-performance philosophy, executive perquisites are limited and provide a lower level of benefits than the median of the surveyed positions. Some of the more common perquisites that the Company does not make available to its executive officers include country club memberships, company cars or drivers, metropolitan city apartments, vacation retreats, executive dining services or reserved parking.
      The Company has a long standing practice of not providing employment contracts, pre-termination severance agreements, change-in-control agreements, or other such financial security arrangements for its executive officers.
      In the past, the benefits program consisting of a Supplemental Executive Retirement Plan (“SERP”) and split-dollar life insurance provided a benefit that was higher than the market median. This benefits program, in particular the split-dollar life insurance program, was designed to enhance retention of executives until normal retirement age, at a modest long-term net cost to the Company. Recent regulatory changes made this form of executive life insurance no longer viable or cost-effective. The Company has taken actions to convert the split-dollar agreements into permanent life insurance policies in order to meet its executive life insurance obligations to officers covered by the old contracts. The life insurance benefit for officers not covered by the old contracts has been significantly reduced and consists of term insurance in line with the industry median.
      To evaluate the competitiveness of the executive compensation program, each year at its April meeting the Committee reviews the total compensation package for each executive officer. This includes a discussion of the history of base salary adjustments, bonus awards and total cash compensation for the last ten years (or term as an officer, if less), stock options outstanding and the option price, vested and unvested restricted stock units, projected annual pension at age 65, and the amount of executive life insurance coverage.
      The Committee has taken, and it intends to continue taking, steps necessary to assure the federal tax deductibility of senior executive compensation. However, to the extent that such steps would not be practical or would not be consistent with the Committee’s compensation objectives, there is the possibility that future compensation in some circumstances may not meet tax deductibility requirements.
      The following sections of this report include a discussion of each element of the executive compensation program. In each section we, the Committee, are providing a description of the actions we have taken with regard to 2005 executive compensation and the rationale for those actions. More specifically, we discuss our decisions regarding the compensation of Mr. DeLoach for performing the duties of Chairman, President and CEO of the Company. The tables, accompanying narrative and footnotes which follow this report reflect the decisions covered by the discussions below.

Stock Ownership Guidelines
      To emphasize the importance of linking executive officer and shareholder interests, in 2003, the Board of Directors adopted stock ownership guidelines for executive officers. The target level of ownership of Sonoco stock (or Common Stock equivalents) is established as a fixed number of shares. The target level for the CEO is 140,000 shares. The targets for Executive and Senior Vice Presidents are 33,000 and 24,000 shares, respectively, and the target for other officers is 7,000 shares. Each employee subject to the guidelines is expected to achieve the ownership target within five years from the date on which the employee became subject to the guidelines. Common stock held in the Sonoco Savings Plan, stock equivalents earned through non-qualified deferred compensation programs, time vesting restricted stock which vests within five years, and any other beneficially owned shares of common stock are included in determining compliance with the guidelines. Shares that executives have the right to acquire through the exercise of stock options are not included in the calculation of stock ownership for guideline purposes. As of the printing of this report, the CEO and all other officers with more than one year in their current positions met the above ownership guidelines.
Base Salary
      The Company’s salary ranges and market prices for all salaried positions, including the CEO and other executive officers, are based on the combination of (1) a structured job evaluation system which ranks each position in the proper order and determines the appropriate separation between positions and (2) a market pricing system which matches individual jobs to independent salary surveys (for external competitiveness). This process places a relative value on the duties and responsibilities of each position.
      Each year the Committee reviews the base salary of all senior executives, including Mr. DeLoach and the other executive officers named in the “Summary Compensation Table” (the “NEOs”) on page 34, at its April meeting. The total amount of merit increases for the officer group as a whole takes into account survey data as to the projected salary movement for executive positions during the calendar year, the average wage increase being given to other classes of employees within the Company, and the current economic environment in which the Company is operating. Individual merit increase awards are based on each executive’s performance in his or her position during the past year, and the relationship of his or her current salary to salaries of persons in comparable positions at the companies surveyed. The Committee used these criteria to determine salary adjustments for the CEO and for each of the executive officers in 2005.
      In 2005, the Committee awarded Mr. DeLoach a merit increase of 4.0% based on its evaluation of his performance and an upward movement in the salaries paid to persons at the CEO level in the companies surveyed. With this increase, his salary equated to 106% of the 2005 median of those salaries.
      Two other NEOs, Messrs. Holley and Bowen, were awarded merit increases of 3.4% and 3.5%, respectively. These were essentially the same as the average merit increase awarded to all of the Company’s U.S. salaried employees.
      The two other NEOs, Messrs. Sullivan and Hupfer, received a combination promotional and merit increase. Mr. Sullivan was promoted to Executive Vice President and received an increase totaling 9.4%.

Mr. Hupfer was promoted to Senior Vice President and received an increase totaling 7.5%. In relation to normal practices for the overall salaried population at Sonoco, both of these combination merit and promotion increases would be considered relatively modest. As a group, these four NEOs’ salaries equate to 104% of the 2005 median of salaries paid to persons in comparable positions at the surveyed companies.
Annual Bonus Awards
      In 2002, the Board of Directors adopted and the shareholders approved The Performance Based Annual Incentive Plan for Executive Officers (the “2002 Incentive Plan”). Under the terms of the 2002 Incentive Plan, a maximum of 2.75% of Income from Operations (as defined in the plan) was established as an incentive pool fund for the CEO and the four named executive officers in the proxy. For 2005, this maximum bonus pool exceeded the amount of bonus awards made by the Committee to these participants. Actual awards made by the Committee are based on Company and individual performance (as described below) within the performance-based maximum.
      In 2004, the Committee provided the management team with bonus awards that reflected outstanding performance, as they exceeded all of their performance targets. More challenging improvement targets were established by the Committee for 2005 and in most instances these, too, have been met or exceeded.
      During 2005, the Company’s base earnings per share (which is defined as the Company’s GAAP earnings excluding the impact of restructuring charges and non-recurring, infrequent or unusual items), increased by 16% from 2004. This was in addition to a 21% increase from 2003 to 2004.
      During this same period of increased profit the Company placed a strong emphasis on Net Sales growth which resulted in an 11.8% increase in revenue in 2005, in addition to a 14.4% increase in 2004 (excluding divestitures).
      As shown in the comparative performance graph on page 33, the Company’s total shareholder return for this two year period was 28%, as compared with 19% for the Dow Jones Container and Packaging group and 16% for the S&P 500 Stock Index.
      Over the last five years the Company has put in place a number of strategic initiatives to meet a significantly changed business environment. The positive results in the last two years, some of which are cited above, are strong indications that these initiatives were appropriate, and that execution of them by the management team has been effective.
      For 2005, financial performance goals were weighted from 80% to 90% of total bonus opportunity. For senior executives with corporate responsibility, 75% of the Plan’s financial goals were based on corporate earnings per share and the remainder on revenue growth. For executives with business unit responsibility, 25% of the bonus opportunity available for financial performance was based on business unit revenue growth, 56.25% on business unit profit, and 18.75% on corporate earnings per share.
      Personal performance objectives for 2005 were also established for each officer and were weighted at 20% of salary (or 20% to 10% of total bonus opportunity).

      On January 31, 2006, the Committee reviewed and approved the 2005 annual bonus awards for executive officers. Mr. DeLoach’s bonus was based on predetermined targets in the financial measures cited above and the Committee’s assessment of his achievement in meeting his predetermined personal objectives.
      As shown under the “Bonus” caption in the “Summary Compensation Table” on page 34, Mr. DeLoach was awarded a bonus of $1,826,660, which represented an increase of 4.9% over his bonus for the prior year. Since the Company met or exceeded its performance improvement targets for both years, most of this increase was due to Mr. DeLoach’s higher base salary in 2005 (as discussed previously).
      For the other four NEOs, bonus awards ranged from 99.1% to 116.3% of the prior year and reflect the same improved corporate financial performance as cited for Mr. DeLoach.
Long-term Incentive Plans
      The Company’s Long-term Incentive Plan (“LTIP”) is designed to encourage and reward the creation of long-term value for shareholders.
      On December 31, 2002, the Committee granted awards of performance-contingent stock units to 33 executives including Mr. DeLoach and the four other NEOs. The vesting of these shares was dependent on cumulative earnings per share (“EPS”) and average return on net assets employed (“RONAE”) for the three-year performance period from January 1, 2003 through December 31, 2005.
      Based on the measurement criteria established in the plan, 140% of the target EPS shares and 0% of the target RONAE shares vested on December 31, 2005, for a combined vesting of 93.4% of total target shares. The value of the shares vesting under this plan for Mr. DeLoach and the four other NEOs is shown in the “Summary Compensation Table” on page 34. As provided for under the plan, corporate officers including Mr. DeLoach and the four NEOs, must defer receipt of all vested shares until one year following their separation from service with the Company.
      In 2005, the Company’s LTIP was comprised of two components: non-qualified stock options (“NQSO”) and performance-contingent stock units (“PCSU”).
      Beginning in 2004, the Committee shifted the balance in the two components for the officer group. The total number of NQSOs available for grants to officers was reduced by 48%. This was offset by an increase in the number of PCSUs awarded. At target, this results in an overall mix in the officers’ LTIP of 25% NQSO and 75% PCSU. In general, 1 PCSU was substituted for 5 NQSOs (1:5). This action is in keeping with trends in executive compensation and the Company believes it is generally viewed favorably by institutional and individual investors. Furthermore, the substitution ratio approved by the Committee can be considered conservative in that many companies making this shift have used more aggressive substitution ratios of 1:4 or less.
      This change emphasized the importance of Company performance in both total shareholder return and earnings per share growth. In addition, this shift enhanced the officer-retention component in the Company’s compensation program, reduced potential dilution and promoted stock ownership.

      In the valuation of equity grants under the LTIP, the Committee uses a Binomial formula to value NQSOs, and uses the market value of Sonoco stock to value PCSUs. These calculations assume a constant stock price to avoid year-to-year, purely price-related fluctuations in the number of shares granted.
      To determine the target number of equity shares to be awarded to the officer group under the LTIP, the Committee looks at the TDC target for each officer position. The base salary median and the target annual bonus are subtracted from TDC to arrive at the target dollars available for the long-term component of the compensation plan. These dollars are then converted to shares of NQSOs and PCSUs based on the 25%/75% mix described above.
Stock Options
      Under a plan previously approved by the Company’s shareholders, the Committee approved 2005 NQSO grants to 1,041 key employees, including Mr. DeLoach and the other executive officers. The price of these options was set at the closing market price of Company common stock on the date of grant. Accordingly these options will be valuable to the recipients only if the market price of the Company stock increases. Stock options for Mr. DeLoach and the other named officers are included in the “Summary Compensation Table” on page 34, under the caption “Securities Underlying Options Granted” and in the “Option Grants in Last Fiscal Year” table on page 37. Mr. DeLoach’s target grant was calculated by the formula described above. The actual number of stock options granted to Mr. DeLoach and the other officers was based on the Committee’s assessment of each person’s relative performance.
Performance-Contingent Stock Units (PCSUs)
      On February 1, 2005, the Committee approved PCSU grants to 28 executives, including Mr. DeLoach and the other executive officers, under a shareholder approved stock plan. These are shown in the “Long-term Incentive Plans — Awards in Last Fiscal Year” table on page 35. The number of PCSUs granted to each individual was based on his or her target award as described previously, and adjusted upward or downward from target based on the Committee’s judgment of the individual’s performance.
      The award to Mr. DeLoach reflects his leadership in achieving a significant improvement in financial performance for the Company during his five-year tenure as CEO and successful completion of major acquisitions and strategic joint ventures.
      As described in detail on page 35, the number of these PCSUs that will vest is dependent on cumulative EPS and average RONAE for the three-year performance period. To encourage continued employment, the plan provides that if less than 50% of a participant’s target shares vest at the end of the three-year performance period, the remainder of that 50% of target shares will time vest after five years, subject to the participant’s continued employment for that period. Except for death, disability, or retirement other than for cause, termination of a participant’s employment prior to vesting will result in forfeiture of any unvested award. Officers who do not meet the Sonoco stock ownership guidelines for their positions may not dispose of any shares that vest under this plan until such guidelines are met and maintained.
Perquisites
      As mentioned in the Committee’s “Philosophy” statement, perquisites for Corporate officers are very modest.
      Corporate officers are allowed an annual financial planning/tax assistance allowance of up to 2% of base salary or $5,000 (whichever is greater).
      Officers are provided very limited “tax gross-ups” that are not provided for all employees. These are for financial planning reimbursement and imputed income for executive life insurance premiums paid by the Company. These amounts are listed under “Other Annual Compensation” column in the “Summary Compensation Table” on page 34. No other special “tax gross-ups” are provided for executive officers.
      Corporate officers may occasionally use the Company’s aircraft for personal travel, and six officers did so in 2005. This use is valued at the “Aggregate Incremental Cost” to the Company, and was less than $50,000 in 2005 for the officer group as a whole.
J.H. Mullin, III (Chair)  C.J. Bradshaw  Paul Fulton
B.L.M. Kasriel  J.E. Linville

COMPARATIVE COMPANY PERFORMANCE
      The following line graph compares cumulative total shareholder return, assuming the reinvestment of dividends, for the Company with the cumulative total return of the S&P 500 Stock Index and a nationally recognized industry index, the Dow Jones U.S. Containers & Packaging Group (which includes the Company), from December 31, 2000, through December 31, 2005. The graph assumes that $100 was invested on December 31, 2000, in Sonoco Products Company Common Stock, the S&P 500 Stock Index and the Dow Jones Containers & Packaging Group.
COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
AMONG SONOCO PRODUCTS COMPANY, THE S&P 500 INDEX
AND THE DOW JONES U.S. CONTAINERS & PACKAGING INDEX

	Cumulative Total Value

	12/00	12/01	12/02	12/03	12/04	12/05

Sonoco Products Company	$100.00	$127.00	$113.21	$126.40	$157.47	$161.34
S&P 500 Stock Index	100.00	88.12	68.64	88.33	97.94	102.75
Dow Jones U.S. Containers & Packaging Index	100.00	125.64	135.18	160.97	192.58	191.37

SUMMARY COMPENSATION TABLE

					Long-Term Compensation

					Awards(2)			Payouts

			Annual Compensation				Securities
					Restricted		Underlying
				Other Annual	Stock		Options	LTIP	All Other
Name and Principal Position	Year	Salary	Bonus	Compensation(1)	Awards		Granted	Payouts(3)	Compensation(4)

Harris E. DeLoach, Jr.	2005	$913,330	$1,826,660	$100,908	$1,350,500	(5)	80,000	$669,467	$316,145
Chairman, President and	2004	874,802	1,740,856	66,550	0		73,000	0	251,690
Chief Executive Officer	2003	839,588	660,588	0	0		175,000	0	122,217

Charles L. Sullivan, Jr.	2005	$448,335	$717,336	$57,675	0		30,000	$213,003	$126,990
Executive Vice President	2004	416,669	616,670	37,851	0		25,000	0	103,632
	2003	398,750	235,701	0	0		45,000	0	31,799

Ronald E. Holley	2005	$394,586	$591,879	$19,338	0		25,000	$213,003	$74,410
Senior Vice President	2004	382,012	573,018	12,737	0		20,000	0	55,937
	2003	370,842	211,788	0	0		42,500	0	29,551

Charles J. Hupfer	2005	$373,751	$560,627	$13,591	0		25,000	$213,003	$68,432
Senior Vice President and	2004	350,923	491,292	8,891	0		24,000	0	45,217
Chief Financial Officer	2003	316,004	188,939	0	0		40,000	0	24,427

Jim C. Bowen	2005	$362,290	$521,698	$36,238	0		19,000	$213,003	$80,336
Senior Vice President	2004	350,831	526,247	27,797	0		15,000	0	66,395
	2003	338,750	179,910	0	0		40,000	0	26,651

(1)	The amounts in this column represent reimbursement during 2005 for the payment of taxes on Company-provided premiums/allocations to the Executive Bonus Life Insurance Plan that replaced the former post-1995 split-dollar life insurance arrangements and tax gross-up of reimbursements for financial planning services. None of the officers received perquisites or personal benefits which totaled the lesser of $50,000 or 10% of their respective salary plus bonus payments.

(2)	The number and dollar value of restricted stock rights held on December 31, 2005, including target amounts of performance-contingent share units, and dividend equivalents, based on the closing stock price on December 31, 2005, of $29.40 per share were: Mr. DeLoach — 156,223 shares ($4,592,956); Mr. Sullivan — 28,750 shares ($845,250); Mr. Holley — 24,000 shares ($705,600); Mr. Hupfer — 27,250 shares ($801,150); and Mr. Bowen — 17,750 shares ($521,850).

(3)	These amounts represent the dollar value of shares which vested on December 31, 2005, pursuant to the contingent share unit awards granted in 2002. The awards included the crediting of dividend equivalents and equal the number of vesting shares times the closing price on December 31, 2005 of $29.40. As provided for under the plan, receipt of these shares must be deferred until one year following separation from service with the Company.

(4)	All other compensation for 2005 consisted of the following components for each named officer:

		Company Contributions and
		Accruals to Defined
	Executive Life	Contribution	Deferred
Name	Insurance(a)	Retirement Plans(b)	Compensation(c)

H.E. DeLoach, Jr.	$159,981	$106,167	$49,997
C.L. Sullivan, Jr.	84,390	42,600	—
R.E. Holley	35,706	38,704	—
C.J. Hupfer	33,597	34,835	—
J.C. Bowen	44,794	35,542	—

(a)	Includes Company contributions under the Company’s Executive Life Insurance program (that replaced certain split-dollar contracts canceled due to regulatory changes) and the economic value of frozen split-dollar life insurance arrangements.

(b)	Comprised of contributions to the Sonoco Savings Plan and accruals to individual accounts in the Company’s Omnibus Benefit Restoration Plan in order to keep employees whole with respect to Company contribution amounts that were limited by tax law.

(c)	Amounts in this column represent the above market portion of interest credits on previously earned compensation for which payment has been deferred. The corresponding amount for Mr. DeLoach in 2003, which was included in “Other Annual Compensation” in that year, has been reclassified to “All Other Compensation.”

(5)	Award of 50,000 restricted stock units on April 20, 2005, upon Mr. DeLoach’s election to Chairman of the Board of Directors. These units vest on April 20, 2010, if Mr. DeLoach is actively employed by the Company on that date. The dollar amount shown is based on the closing per share price of $27.01 on April 20, 2005. Dividend equivalents are being added to these units.
LONG-TERM INCENTIVE PLANS — AWARDS IN LAST FISCAL YEAR

	Maximum	Performance Period	Estimated Future Payouts
	Number of	until Maturation
Name	Share Units	or Payout	Threshold(#)	Target(#)	Maximum(#)

H.E. DeLoach, Jr	82,500	1/1/05-12/31/07	27,500	55,000	82,500
C.L. Sullivan, Jr.	22,500	1/1/05-12/31/07	7,500	15,000	22,500
R.E. Holley	18,750	1/1/05-12/31/07	6,250	12,500	18,750
C.J. Hupfer	21,000	1/1/05-12/31/07	7,000	14,000	21,000
J.C. Bowen	14,250	1/1/05-12/31/07	4,750	9,500	14,250
      Awards are made in the form of performance-contingent stock units. The vesting of awards is tied to growth in earnings (cumulative EPS) and improved capital effectiveness (average RONAE) over a three-year period as described in the Compensation Committee’s Report that begins on page 26. Both measures are exclusive of the impact of year-to-year change in pension expense (income), net of normal service cost measures. For two-thirds of the designated shares, threshold vesting is earned if three-year cumulative EPS is 96.28% of target, and maximum vesting is earned if three-year cumulative EPS is 107.80% or more of target. For the remaining one-third of designated shares, three targets have been established for average RONAE, depending on the amount of capital the Company invests in acquisitions during the three-year performance period. For the RONAE targets, threshold vesting is earned if three-year average performance is from 94.44% to 95.00% of target, and maximum vesting is earned if three-year average performance is from 105.00% to 105.56% of target. For all measures, the target shares vest when performance is 100% of target. If less than the threshold number of stock units vest at the end of the three-year performance period, the remaining number of threshold shares will vest after five years (December 31, 2009).
OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

			Number of Shares
			Underlying		Value of Unexercised
	Number of		Unexercised Options		In-the-Money Options
	Shares		as of 12/31/2005		as of 12/31/2005 (2)
	Acquired on	Value
Name	Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable(3)	Unexercisable

H.E. DeLoach, Jr.	27,500	$98,603	991,000	0	$5,575,945	0
C.L. Sullivan, Jr.	0	0	205,000	0	1,222,563	0
R.E. Holley	16,500	64,094	235,700	0	1,188,428	0
C.J. Hupfer	11,000	38,000	184,000	0	840,813	0
J.C. Bowen	7,700	26,660	206,300	0	1,043,940	0

(1)	The difference between the exercise price paid and the value of the acquired shares, based on the closing price of the Company’s stock on the exercise date.

(2)	Based on the December 31, 2005 closing price of $29.40 per share.

(3)	Based on the exercise prices ranging from $19.19 to $28.93 per share.

OPTION GRANTS IN LAST FISCAL YEAR

Individual Grants

	Number of	% of Total
	Securities	Options
	Underlying	Granted to	Exercise
	Options	Employees	Price	Expiration	Grant Date
Name	Granted(1)	in 2005	(per share)	Date	Present Value(2)

H.E. DeLoach, Jr.	80,000	7.5	$27.31	02/02/2015	$433,600
C.L. Sullivan, Jr.	30,000	2.8	$27.31	02/02/2015	162,600
R.E. Holley	25,000	2.3	$27.31	02/02/2015	135,500
C.J. Hupfer	25,000	2.3	$27.31	02/02/2015	135,500
J.C. Bowen	19,000	1.8	$27.31	02/02/2015	102,980

(1)	These options were granted on February 2, 2005. All options have exercise prices equal to the closing market prices on the dates of the grant. They became exercisable on the date of the grant and were granted for a period of ten years, subject to earlier expiration in certain events related to termination of employment. The exercise price can be paid by cash or by the delivery of previously owned shares. Tax obligations also can be paid by an offset of the underlying shares.

(2)	The Grant Date Present Values were derived using the Binomial Option Pricing Model in accordance with the rules and regulations of the SEC and are not intended to forecast appreciation of the Company’s stock price. The options had a grant date present value of $5.42. The Binomial model was used with the following assumptions: term — 4.52 years; stock price volatility — 26.16%; dividend yield — 3.53%; and discount rate — 3.77%.

PENSION PLAN TABLE
      Named executive officers participate in a non-contributory defined benefit supplemental executive retirement plan program which provides for a maximum annual lifetime retirement benefit equal to 60% of final average compensation computed as a straight-life annuity, based on the highest three of the last seven calendar years. In order to receive the full benefit, the executive must have at least 15 years of service and retire no earlier than age 65. Eligible spouses (married one year or longer at the executive’s retirement date) receive survivor benefits at a rate of 75% of the benefit paid to the executives. The total benefit provided by the Company is offset by 100% of primary U.S. Social Security.

	Age 65 Retirement
Final	Years of Service
Average
Compensation (1)	5	10	15 or More (2)

$ 300,000	$60,000	$120,000	$180,000
400,000	80,000	160,000	240,000
500,000	100,000	200,000	300,000
600,000	120,000	240,000	360,000
700,000	140,000	280,000	420,000
800,000	160,000	320,000	480,000
900,000	180,000	360,000	540,000
1,000,000	200,000	400,000	600,000
1,100,000	220,000	440,000	660,000
1,200,000	240,000	480,000	720,000
1,300,000	260,000	520,000	780,000
1,400,000	280,000	560,000	840,000
1,500,000	300,000	600,000	900,000
1,600,000	320,000	640,000	960,000
1,700,000	340,000	680,000	1,020,000
1,800,000	360,000	720,000	1,080,000
1,900,000	380,000	760,000	1,140,000
2,000,000	400,000	800,000	1,200,000
2,100,000	420,000	840,000	1,260,000
2,200,000	440,000	880,000	1,320,000
2,300,000	460,000	920,000	1,380,000
2,400,000	480,000	960,000	1,440,000
2,500,000	500,000	1,000,000	1,500,000

(1)	Final average compensation includes salary and bonus. Age, years of service and final average compensation as of December 31, 2005, for the named officers are as follows:

		Years of		Final Average
Name	Age	Service		Compensation

H.E. DeLoach, Jr.	61	20		$2,357,862
C.L. Sullivan, Jr.	62	8	(3)	944,487
R.E. Holley	63	41		848,962
C.J. Hupfer	59	31		760,512
J.C. Bowen	55	33		777,278

(2)	Years of service beyond fifteen do not provide for any additional benefit.

(3)	In addition to his actual years of service (5.33 years on December 31, 2005), Mr. Sullivan will be credited with an additional three years of service, provided he works to age 65 or beyond.

AUDIT COMMITTEE REPORT
      The Audit Committee of the Board of Directors has reviewed and discussed with management and our independent auditors PricewaterhouseCoopers LLP (“PWC”) our audited financial statements for the year ended December 31, 2005. The Audit Committee has discussed with PWC the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, (“Communication with Audit Committees”) and Public Company Accounting Oversight Board Auditing Standard No. 2, (“An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements”). The Committee has received the written disclosures and the letter from PWC required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), as may be modified or supplemented, and has discussed with PWC such firm’s independence. The Committee has also reviewed the services provided by PWC discussed below, and has considered whether provision of such services is compatible with maintaining auditor independence.
      During the year 2005, management updated the documentation and completed the testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Committee received periodic updates provided by management and PWC at each regularly scheduled Committee meeting. At the conclusion of the process, management provided the Committee with a report on the effectiveness of the Company’s internal control over financial reporting. The Committee also reviewed Management’s Report on Internal Control over Financial Reporting, as well as PWC’s Report of Independent Registered Public Accounting Firm, which were included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the SEC. PWC’s report related to its audit of (i) the consolidated financial statements, (ii) management’s assessment of the effectiveness of internal control over financial reporting, and (iii) the effectiveness of internal control over financial reporting. The Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in fiscal 2006.
      Based on the review and discussions referenced above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the SEC.
T.E. Whiddon (Chair), J.L. Coker, P.L. Davies, C.C. Fort,
E.H. Lawton, III, J.M. Micali, M.D. Oken
INDEPENDENT AUDITORS
      PWC served as the Company’s principal auditors for 2005. The Audit Committee has tentatively selected PWC to serve as the Company’s principal auditors for 2006, pending agreement over the terms of their engagement.

      Representatives of PWC will be present and available to answer appropriate questions at the Annual Meeting and may make a statement if they wish.
Fees Paid to PWC
      The following table sets forth a summary of fees billed by PWC for professional services rendered in connection with the consolidated financial statements and reports for the years ended December 31, 2005 and 2004 and for other services rendered during 2005 and 2004 on behalf of the Company and its subsidiaries:

Fee Category ($ in thousands)	2005	% of Total	2004	% of Total

Audit Fees	$2,632	72.2%	$3,370	76.5%
Audit-related Fees	83	2.3	176	4.0
Tax Fees	931	25.5	857	19.5

Total Fees	$3,646	100.0%	$4,403	100.0%
      Audit Fees: Audit fees include fees billed for professional services rendered for the audit of the Company’s consolidated financial statements and review of the interim condensed consolidated financial statements included in quarterly reports and services that are normally provided by PWC in connection with statutory and regulatory filings or engagements. (Note that approximately 50% of the audit fees relate to audits outside of the United States with statutory audits performed in 18 countries.) Audit Fees also include services provided to the Company in connection with its compliance with Section 404 of the Sarbanes-Oxley Act of 2002. Approximately $830 thousand and $978 thousand of the fiscal 2005 and 2004 audit fees relate to Section 404 work.
      Audit-related Fees: Audit-related fees include fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits, due-diligence and accounting consultations in connection with acquisitions and divestitures, attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.
      Tax Fees: Tax fees include fees for tax compliance/preparation and other tax services. Tax compliance/preparation includes fees billed for professional services related to federal, state and international tax compliance, assistance with tax audits and appeals, expatriate tax services and assistance related to the impact of mergers, acquisitions and divestitures on tax return preparation. Other tax services include fees billed for ongoing assistance with tax consulting and planning.
Audit Committee Pre-approval of Audit and Permissible Non-audit Services of Independent Auditors
      The Audit Committee pre-approves all audit and permitted non-audit services (including the fees and terms of such services) provided by the independent auditors, subject to limited exceptions for non-audit services described in Section 10A of the Securities Exchange Act of 1934, which are approved by the Audit Committee prior to completion of the audit. The Committee Chairperson is empowered to pre-

approve PWC services between meetings, provided all such services are brought to the Committee at its next regularly scheduled meeting. General pre-approval of certain audit, audit-related and tax services is granted by the Committee at the first quarter Committee meeting. The Committee subsequently reviews fees paid. Specific pre-approval is required for all other services. These projects are reviewed quarterly, and the status of all such services is reviewed with the Committee. During 2005, all audit and permitted non-audit services were pre-approved by the Committee.
Change of Auditors by Sonoco Savings Plan
      On April 7, 2005, the Sonoco Savings Plan (the “Plan”) dismissed PWC as the independent registered public accounting firm for the Plan. This change pertains only to the financial statements of the Plan and does not affect PWC’s engagement as the independent registered public accounting firm of Sonoco Products Company for its 2005 fiscal year. The reports of PWC on the financial statements of the Plan as of and for the years ended December 31, 2003 and 2002 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principle. During the years ended December 31, 2003 and 2002 and through April 7, 2005, there were no disagreements with PWC on any matter of accounting principles or practices, financial statement disclosure or auditing scope of procedure, which disagreements, if not resolved to the satisfaction of PWC, would have caused PWC to make reference to the subject matter of the disagreement in connection with its reports on the Plan’s financial statements for such years. During the years ended December 31, 2003 and 2002 and through April 7, 2005, there were no “reportable events” with respect to the Plan as that term is defined in Item 304(a)(1)(v) of Regulation S-K.
      On April 20, 2005, the Plan appointed McGladrey & Pullen, LLP (“M&P”) as the independent registered public accounting firm for the Plan for the year ended December 31, 2004. During the years ended December 31, 2003 and 2002 and through April 7, 2005, the Plan did not consult with M&P with respect to the Plan regarding any of the matters or events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K. The change in the registered public accounting firm described above was approved by the Sonoco Benefits Committee, which has delegated authority to do so.
INCORPORATION BY REFERENCE
      The Report of the Compensation Committee of the Board on Executive Compensation and the Audit Committee Report and the Stock Price Performance Graph are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such information by reference.
      References to our Web site address throughout this Proxy Statement are for information purposes only and are not intended to incorporate our Web site by reference into this Proxy Statement.

SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING
      If you want to present a shareholder proposal to be voted on at our Annual Meeting in 2007, you must submit the proposal to the Secretary of the Company in writing by February 2, 2007. However, if you want us to include your shareholder proposal in our proxy materials for our Annual Meeting in 2007, you must be sure the Secretary of the Company receives your written proposal by November 20, 2006. All shareholder proposals must comply with the requirements of our bylaws. The proxy agents for the Company will use their discretionary authority to vote on any shareholder proposal that the Secretary of the Company does not receive by February 3, 2007.
SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS
      Any shareholder who wishes to send communications to any member of the Board of Directors should mail them addressed to the intended recipient by name or position in care of: Corporate Secretary, Sonoco Products Company, 1 North Second Street, Hartsville, SC 29550 USA. Upon receipt of any such communications, the Corporate Secretary will determine the identity of the intended recipient and whether the communication is an appropriate shareholder communication. The Corporate Secretary will send all appropriate shareholder communications to the intended recipient. An “appropriate shareholder communication” is a communication from a person claiming to be a shareholder in the communication the subject of which relates solely to the sender’s interest as a shareholder and not to any other personal or business interest.
      In the case of communications addressed to the Board of Directors, the Corporate Secretary will send appropriate shareholder communications to the Chair of the Corporate Governance and Nominating Committee. In the case of communications addressed to the independent or non-management directors, the Corporate Secretary will send appropriate shareholder communications to the Chair of the Corporate Governance and Nominating Committee. In the case of communications addressed to committees of the Board, the Corporate Secretary will send appropriate shareholder communications to the Chair of such committee.
      The Corporate Secretary is required to maintain a record of all communications received that were addressed to one or more directors, including those determined not to be appropriate shareholder communications. Such record will include the name of the addressee, the disposition by the Corporate Secretary and, in the case of communications determined not to be appropriate, a brief description of the nature of the communication. The Corporate Secretary is required to provide a copy of any additions to the record to the Chair of the Corporate Governance and Nominating Committee quarterly.
DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS
      We have begun delivering a single copy of the Annual Report to multiple shareholders sharing one address unless we received contrary instructions from one or more of the shareholders at such address. Upon oral or written request to The Bank of New York, Investor Services Department, P.O. Box 11258, New York, NY 10286-1258 USA, (800)524-4458, The Bank of New York will promptly deliver a separate copy of the Annual Report to a shareholder at a shared address to which a single copy was delivered. If you are currently receiving a single copy of the Annual Report for multiple shareholders at your address and would prefer to receive separate copies in the future, please write or call The Bank of New York at the address or telephone number above and ask them to send you separate copies. If you are still currently receiving multiple copies of the Annual Report for multiple shareholders at your address and would prefer to receive a single copy in the future, please write or call The Bank of New York at the address or telephone number above, and ask them to send a single copy to your address.
ELECTRONIC ACCESS TO ANNUAL MEETING MATERIALS
      Sonoco’s Annual Report and Proxy Statement can be accessed via the Internet at www.sonoco.com/annualreportandproxystatement. As a shareholder of record, you can elect to receive future Annual Reports and Proxy Statements, as well as quarterly financial and other shareholder information, electronically. Instructions are provided on the voting site if you vote via the Internet. Instructions also are provided if you electronically access your shareholder account, and you are not already receiving your Annual Meeting materials electronically. If you select electronic receipt, you will be notified via email by The Bank of New York, our transfer agent, as to when the information will be available for your access. Your election to receive information electronically will remain in effect until you notify The Bank of New York in writing or by telephone that you wish to resume paper delivery by mail of these materials. If you own Sonoco shares through a broker or a bank, please contact that institution regarding instructions about receiving Annual Meeting materials and other financial information electronically.
OTHER MATTERS
      As of the date of this statement, management knows of no business that will be presented for consideration at the meeting other than that stated in the notice of the meeting. The proxy agents will vote in their best judgment on any other business that properly comes before the meeting.
      To assure your representation at the meeting, please vote by telephone (if you live in the United States or Canada), via the Internet or mark, sign, date and return your proxy card as promptly as possible. Please sign exactly as your name appears on the accompanying proxy.

Charles J. Hupfer
Secretary
March 20, 2006

SONOCO PRODUCTS COMPANY	YOUR VOTE IS IMPORTANT
VOTE BY INTERNET / TELEPHONE
24 HOURS A DAY, 7 DAYS A WEEK

VOTE BY INTERNET		OR	VOTE BY TELEPHONE

https://www.proxyvotenow.com/son			1-866-776-5643
•	Go to the website address listed above.		•	Use any touch-tone telephone.
•	Have your proxy card ready.		•	Have your proxy card ready.
•	Follow the simple instructions that appear on your computer screen.		•	Follow the simple recorded instructions.

If you vote over the internet or by telephone, please do not mail your card.

☐	▼ DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET ▼

☒
Votes must be indicated
(x) in Black or Blue ink.

The Board of Directors recommends a vote FOR item 1.

1.	To elect a board of directors.

							Mark box at right if comments or an address	☐
	FOR	☐	WITHHOLD	☐	EXCEPTIONS*	☐	change has been noted on the reverse side of this
	ALL		FOR ALL				card.

Nominees — Three-Year Term:	01 — H.E. DeLoach, Jr., 02 — E.H. Lawton, III	To include any comments, please mark this box.	☐
03 — J.M. Micali, 04 — P.L. Davies, 05 — J.E. Linville

Nominee — Two-Year Term:	06 — M.D. Oken

(Instructions: To withhold authority to vote for any individual nominee, mark the
“Exceptions” box and write that nominee’s name on the following blank line.)

*Exceptions

SCAN LINE

Please sign exactly as your name(s) appear(s) hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Date	Share Owner sign here	Co-Owner sign here

This Proxy is Solicited on Behalf of the Board of Directors
SONOCO PRODUCTS COMPANY
1 NORTH SECOND STREET — HARTSVILLE, SOUTH CAROLINA 29550 — USA

The undersigned hereby appoints Charles J. Hupfer, Senior Vice President, Chief Financial Officer and Secretary, or Ritchie L. Bond, Staff Vice President and Treasurer, as proxy agent, each with the power to appoint his/her substitute, and hereby authorizes him/her to represent and to vote, as designated below, all the shares of Common Stock of Sonoco Products Company held of record by the undersigned on February 17, 2006 at the Annual Meeting of Shareholders to be held on April 19, 2006, or at any adjournment thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR.
This card also constitutes voting instructions to the plan Trustee for shares of Sonoco Products Company held in the Sonoco Products Company Savings Plan. You may direct the Trustee how to vote your shares as indicated on this card. If you fail to give voting instructions to the Trustee, your shares will be voted by the Trustee in the same proportion as the shares for which valid instructions have been received.

HAS YOUR ADDRESS CHANGED?		DO YOU HAVE ANY COMMENTS?
SONOCO PRODUCTS COMPANY
P.O. BOX 11153

NEW YORK, N.Y. 10203-0153

(CONTINUED AND IS TO BE SIGNED ON REVERSE SIDE)